Exhibit 99.1

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

AMERICAN BILTRITE COMPLETES REFINANCING

WELLESLEY HILLS, MA, July 7, 2009 – American Biltrite Inc.  (NYSE Amex: ABL) reported today that it completed the refinancing of its credit facility on June 30, 2009.  The new credit agreement with Wachovia Bank, NA provides up to $38 million in revolving and term debt.  In addition, American Biltrite entered into financing arrangements with FGI Finance that provide up to $4 million in revolving credit for the company’s operations in Belgium and Singapore.  These new facilities replace an existing credit agreement that provided up to $29 million in borrowings.

Roger S. Marcus, Chairman of the Board, commented “We are extremely pleased to have completed our refinancing despite a challenging economic and credit environment. Our new facilities provide us with greater liquidity and capacity to finance sales growth as the economy recovers.  We have had an excellent long-term relationship with Wachovia through one of our subsidiaries, and look forward to this opportunity to build upon it.  This financing also resolves the issue that caused our accountants to include a going concern explanation in their audit opinion on our 2008 financial statements because our prior facility was expiring in September 2009.”

Warning regarding forward-looking statements and certain risks

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions.  These forward-looking statements are based on American Biltrite's expectations, as of the date of this release, of future events.  American Biltrite undertakes no obligation to update any of these forward-looking statements, except as may be required by the federal securities laws.  Although American Biltrite believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations.  Readers are cautioned not to place undue reliance on any forward-looking statements.  Actual results could differ significantly as a result of various factors.  For example, the above news release states that the new credit facility with Wachovia Bank, National Association provides up to $38 million in revolving and term debt.  However, the actual amounts available for borrowings from time to time under that facility may be limited to the extent that the borrowing base under that facility is below the maximum amount of available credit.  In addition, under that credit agreement, payments on the American Biltrite's accounts receivable will be deposited in accounts assigned by American Biltrite and its subsidiary borrowers to Wachovia and the funds in that account may used by Wachovia to pay down outstanding borrowings under the credit agreement, which could reduce the amount, frequency, and timing of any borrowings under that credit facility.  Further, the credit agreement imposes various financial and other covenants on American Biltrite.  If American Biltrite fails to satisfy those covenants, or other events of default occur, American Biltrite may be required to repay all amounts owed under the credit agreement and the lenders may cease to make borrowings available under the facility.  American Biltrite's obligations under the credit agreement are secured by assets of American Biltrite and its subsidiaries and guaranteed by American Biltrite and its subsidiaries.  In addition, the financing arrangements with FGI Finance are accounts receivable factoring arrangements, which provide for the sale or assignment of accounts receivable by American Biltrite or its subsidiary to FGI Finance at a discount.  The availability of funding to American Biltrite and its subsidiary under these arrangements is subject to American Biltrite and its subsidiary having qualifying accounts receivable to sell or assign.  Accounts receivable sold or assigned to FGI Finance under these arrangements are with recourse to American Biltrite and its subsidiary, which may require American Biltrite and its subsidiary to make payments to FGI Finance for uncollectible accounts receivable previously sold or assigned to FGI Finance.  American Biltrite's and its subsidiary's obligations to make payments to FGI Finance under these arrangements are secured by assets of, and guaranteed by, American Biltrite and its subsidiary.  The above news release may also imply that American Biltrite's sales will grow as the economy recovers.  The U.S. and world economies are currently in recession and there can be no assurances as to when economic conditions may recover and, if they do recover, whether conditions will meaningfully improve.  There can be no assurance that American Biltrite's sales will grow if or as the economy recovers as, although economic conditions are a significant factor, other factors also affect American Biltrite's sales.

Actual results could differ significantly as a result of these and other factors discussed in American Biltrite's Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and its subsequent filings with the Securities and Exchange Commission.